China CGame Announces Cooperation with Changzhou Government

Changzhou, China, April 4, 2011. China CGame, Inc. (Nasdaq: CCGM) (the "Company"), a self-developer of online games and a provider of high-end envelope architectural systems, today announced its cooperation with the Administrative Committee of the Jiangsu Wujin High Technology Industrial Development Zone, a branch of the Wujin district government in the city of Changzhou (the "Committee").

Pursuant to the agreement with the Committee, the Company has established a subsidiary named Changzhou ConnGame Network, Ltd in Changzhou and has agreed to relocate its headquarters to the city. The Committee agreed to make an equity investment of RMB 20 million in Changzhou ConnGame through the Changzhou Binhu Construction Development Group Co., a state-owned company controlled by the Administrative Committee. The Committee also agreed to use its best effort to assist the Changzhou ConnGame to obtain at least RMB 10 million in financial support for certain early stage operating expenses.

Mr. Steven Xing, Chief Executive Officer of the Company, said, “I am pleased to announce the relocation of our headquarters and our cooperation with the Changzhou government. Changzhou has an excellent environment for technology and creative industries, with over three hundred software and animation companies located in the Wujin district of the city. We are happy to join these companies, and look forward to cooperating with the local government to rebuild the value of China CGame and develop the high technology industrial base of Changzhou.”

Mr. Fan Yanqing, the Party Secretary of Changzhou, said, “I am pleased to welcome China CGame to Changzhou. We believe that the company's listing on Nasdaq will boost the development of our local technology and creative industries, helping to attract both talent and capital to the city of Changzhou.”

About China CGame
China CGame, Inc. is a self-developer of online games and provider of high-end building envelope architectural systems. Through its subsidiaries, Changzhou ConnGame Network Ltd. and Shanghai ConnGame Network Ltd., the Company leverages its game engines, development platforms, and production teams to develop and operate MMORPGs. The Company has two games under development. The first game, “Revolution,” will allow game players to travel between Western and Eastern cultures, including adventures at historic locations and turf wars. The second game, “The Warring States,” is a historic military adventure game based on the well-known period in ancient Chinese history of the same name. Game players will be able to join any of the seven states (e.g. Qin, Chu, Wei, Zhao, Yan, Han or Qi), and experience the historic battles of the period. The Company also provides design, engineering, fabrication and installation services for high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems.

Forward-Looking Statements
In addition to historical information, the statements set forth above may include forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, difficulties in moving into the online gaming market; the Company’s ability to successfully and timely develop and commercially launch its first MMORPG game; the completion risk with respect to the proposed equity investment from Changzhou Binhu Construction Development Group Co.; required Company payments under the waiver agreement and ability to maintain the conditions of the bondholder waiver and dilution from the potential adjustment to the conversion price of the bonds for non-compliance with the waiver; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting, potential claims or litigation that may result from the occurrence of restatements, ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

Investor Contact:
Email: ir@chinacgame.com
IR department: (347) 688-9826